Exhibit 23.1

The accompanying consolidated financial statements give effect to a 1-for-8 reverse stock split of the common stock of Arch Therapeutics, Inc. and Subsidiary (the “Company”) which will take place immediately prior to the effectiveness of the registration statement. The following consent is in the form which will be furnished by Baker Tilly US, LLP, an independent registered public accounting firm, upon completion of the 1-for-8 reverse stock split of the common stock of the Company described in Note 1 to the consolidated financial statements and assuming that from December 28, 2022, except for the effects of the 1-for-200 reverse stock split described in Note 2, as to which the date is January 23, 2023, to the date of such completion, no other material events have occurred that would affect the consolidated financial statements or the required disclosures therein.

/s/ Baker Tilly, US, LLP

Tewksbury, Massachusetts

November 8, 2023

Consent of Independent Registered Public Accounting Firm

We consent to the use in this amendment to the Registration Statement (No. 333-268008) on Form S-1 of Arch Therapeutics. Inc and Subsidiary (collectively, the “Company”) of our report dated December 28, 2022, except for the effects of the 1-for-200 reverse stock split described in Note 2, as to which the date is January 23, 2023 and (November , 2023 as to the effects of the 1-for-8 reverse stock split discussed in Note 1), relating to the consolidated financial statements of the Company as of and for the year ended September 30, 2022 and 2021. Our report includes an explanatory paragraph relating to the Company’s ability to continue as a going concern.  We also consent to the reference to us under the heading “Experts” in such Registration Statement

Tewksbury, Massachusetts

November ,  2023